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                               Cahill Gordon & Reindel
                                  Eighty Pine Street
                              New York, New York  10005












                                  January 30, 1997










    Ladies and Gentlemen:

         We have acted as special counsel to ANADIGICS, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 2,347,739 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), of which 2,181,226 shares are being sold by the Company and 166,513 shares are being sold by the Selling Stockholders identified in the Registration Statement (the "Selling Stockholders").

         We advise you that in our opinion (i) the shares of Common Stock to be sold by the Company, when issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the shares of Common Stock to be sold by the Selling Stockholders, when sold pursuant to the Registration Statement after the payment by the Company of the stock dividend declared by its Board of Directors on January 30, 1997, will be validly issued, fully paid and nonassessable.

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         We hereby consent to the use of our name under the caption "Validity of Common Stock" and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                  Very truly yours,



                                  CAHILL GORDON & REINDEL


ANADIGICS, Inc.
35 Technology Drive
Warren, New Jersey 07059